Exhibit 99.1

PRIMUS TELECOMMUNICATIONS ANNOUNCES THE COMPLETION OF TRANSACTIONS GENERATING APPROXIMATELY $33 MILLION IN NET CASH PROCEEDS

McLEAN, VA. — (BUSINESS WIRE) – June 28, 2006 — PRIMUS Telecommunications Group, Incorporated (the “Company”) (NASDAQ: PRTL) reported today that it has completed the following previously announced transactions: (i) the exchange of $32.2 million principal amount of new 5% Exchangeable Senior Notes due 2009 (the “5% Notes”) of Primus Telecommunications Holding, Inc., a wholly-owned subsidiary of the Company, for $54.8 million principal amount of the Company’s 3 3/4% Convertible Senior Notes due 2010 (the “3 3/4% Notes”); (ii) the issuance of $24.1 million principal amount of 5% Notes for $20.5 million in cash (expected to yield approximately $18 million in net cash proceeds after payment of fees and expenses related to the exchange and issuance transactions described in (i) and (ii) above); and (iii) the sale of its interest in Direct Internet Limited, whose wholly-owned subsidiary, Primus Telecommunications India Limited, is primarily engaged in providing fixed broadband wireless internet services, to Videsh Sanchar Nigam Limited (“VSNL”) for approximately $15 million in net cash proceeds.

“The $33 million in net cash proceeds generated from these transactions, together with our existing cash and ongoing operational initiatives, allow us to fund fully our 2006 business plan as well as to provide sufficient cash resources to pay the outstanding 5 3/4% Convertible Subordinated Debentures which mature in February 2007,” stated Thomas R. Kloster, Chief Financial Officer for PRIMUS.

The 5% Notes, which are guaranteed by the Company, are scheduled to mature on June 30, 2010, subject to acceleration to September 15, 2009, at the option of the holders, if equity in the Company is not increased in the aggregate of $25 million during the three years following the Closing Date pursuant to issuance, conversion and exchange transactions. Under certain circumstances, the Company may elect to make interest payments in shares of common stock. However, the holders of the 5% Notes will be entitled to receive the first two semi-annual interest payments in cash.

The 5% Notes are exchangeable into the Company’s common stock at a conversion price of $1.20 per share of common stock, subject to customary adjustments. The Company has certain rights to exchange such 5% Notes for shares of the Company’s common stock at the conversion price if the Company’s common stock trades at or above 150% of the conversion price for specified periods, subject to certain conditions.

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PRIMUS Telecommunications Group, Incorporated (NASDAQ: PRTL) is an integrated communications services provider offering international and domestic voice, voice-over-Internet protocol (VOIP), Internet, wireless, data and hosting services to business and residential retail customers and other carriers located primarily in the United States, Canada, Australia, the United Kingdom and western Europe. PRIMUS provides services over its global network of owned and leased transmission facilities, including approximately 350 points-of-presence (POPs) throughout the world, ownership interests in undersea fiber optic cable systems, 16 carrier-grade international gateway and domestic switches, and a variety of operating relationships that allow it to deliver traffic worldwide. Founded in 1994, PRIMUS is based in McLean, Virginia.

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This release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this release, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan” and similar expressions as they relate to PRIMUS Telecommunication Group, Incorporated or its management are intended to identify these forward-looking statements. All statements by the Company regarding its expected financial position, including its ability to fund its 2006 business plan and its ability to meet its obligations under the 5 3/4% Convertible Subordinated Debentures which mature in February 2007 and other indebtedness, revenues, liquidity, cash flow and other operating results, balance sheet improvement, business strategy, financing plans, forecasted trends related to the markets in which it operates, legal proceedings and similar matters are forward-looking statements. The Company’s actual results could be materially different from its expectations because of various risks. The Company disclaims any responsibility to update these forward-looking statements.

For more information:

John DePodesta

Executive Vice President

Primus Telecommunications Group, Incorporated

(703) 748-8050

ir@primustel.com